EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of October, 2024 (hereinafter the “Effective Date”) by and between United Homes Group, Inc., a Delaware corporation (“UHG” or the “Company”), and Michael Nieri, an individual (the “Executive”).
RECITALS
WHEREAS, the Executive and UHG are parties to that certain Employment Agreement dated March 30, 2023, which Employment Agreement is hereby terminated and superseded in its entirety by this Agreement.
WHEREAS, UHG desires that the Executive continue his employment with the Company from and after the Effective Date, and carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, and the Executive desires to continue such employment on such terms and conditions, and
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Employment and Duties.
1.1Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 7 of this Agreement. The Executive hereby agrees to such employment on the terms and conditions expressly set forth in this Agreement.
1.2Position and Duties.
(a)     The Executive shall serve the Company as Executive Chairman and shall perform and have the following responsibilities and duties: (i) business development and due diligence efforts related to acquiring other homebuilding businesses, (ii) participation in the Company’s banking relationships with Wells Fargo and other syndicate banks, (iii) providing advice and input to the Company’s Chief Executive Officer with respect to (x) the Company’s land acquisition strategies and efforts, (y) management of the Company’s key vendor relationships, and (z) strategies for value engineering of the Company’s product lines, and (iv) providing advice and input to other senior officers in cooperation with the Company’s Chief Executive Officer.
(b)    The Executive will report to the Board of Directors.
(c)    The Executive will fulfill his responsibilities and obligations subject to the lawful directives of the Company’s Board of Directors (the “Board”), and subject to the policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time).
1.3Time Commitment.
(a)    For so long as the Executive is employed with the Company, the Executive shall devote such of Executive’s business time, energy and skill as are necessary to the performance of the Executive’s duties for the Company.
(b)    During the Term (as defined below), the Executive may hold positions and business interests and engage in outside activities that do not compete with the Business provided that they do not materially interfere with the fulfilment of the Executive’s responsibilities and obligations hereunder. Without limiting the foregoing, the Executive may serve on charitable or civic boards or committees, may hold directorships in business enterprises that do not compete with the Business, and may own and manage interests in investments and other enterprises that do not compete with the Business.
1.4No Conflicting Obligations. The Executive hereby represents to the Company: (i) that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out his duties hereunder.
1.5Location. The Executive’s principal place of employment shall be the offices of the Company located in the Greater Columbia, South Carolina area. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.
2.Duration of Agreement.
2.1Initial Term. The terms and conditions of Executive’s employment under this Agreement shall commence upon the Effective Date and continue through March 31, 2028 (the “Initial Term”), unless this Agreement is earlier terminated pursuant to its terms. The specified period during which this Agreement is in effect is the “Term” or the “Employment Period.”
2.2Renewal of Agreements. Beginning April 1, 2028 (the first “Renewal Date”), unless either party to this Agreement has notified the other party in writing not less than thirty (30) days prior to such Renewal Date of that party’s intention to allow this Agreement to expire and not be renewed at the end of the then-current Term, the Term shall automatically be extended for one year on and from each Renewal Date.
3.Compensation.
3.1Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with the first day of the Term, the Executive’s Base Salary shall be paid at an annualized rate of five hundred eighty-four thousand U.S. dollars ($584,000.00). The Executive’s Base Salary shall be reviewed and increased annually by the Board or a committee thereof. In addition, if the employee cost of Executive’s healthcare premiums applicable as of the Effective Date increases during the Term due to generally applicable market rate increases, the Executive and the Company will discuss in good faith whether an adjustment to the Executive’s Base Salary is appropriate.
3.22024 Incentive Bonus. The Executive is eligible for an annual performance bonus with respect to the portion of the calendar year ending December 31, 2024 during which the Executive served as Chief Executive Officer of the Company, based on quantitative and qualitative metrics established by the compensation committee of the Board (the “Compensation Committee”) on February 16, 2024 (the “2024 Annual Bonus”). The determination of whether the applicable performance metrics have been satisfied will be made by the Compensation Committee within sixty (60) calendar days of the end of the 2024 calendar year. The amount of the 2024 Annual Bonus shall be calculated in accordance with the formulas established by the Compensation Committee on February 16, 2024. Such full annual amount shall then be multiplied by a fraction, the denominator of which will be 366 and the numerator of which will be 273, representing the number of days in 2024 during which the Executive served as Chief Executive Officer of the Company. The actual 2024 Annual Bonus earned (if any) shall be paid in a single cash lump sum payment no later than March 15, 2025, subject to the Executive’s continued employment by the Company or its affiliates through the payment date, except as otherwise provided under the provisions of Section 6 below. For the avoidance of doubt, the Executive shall not be entitled to any cash bonus (annual incentive compensation) for the Company’s year ending December 31, 2025 or any year thereafter unless otherwise agreed to by the parties.
3.3Equity Incentive Awards. As an inducement for the Executive to agree to be employed by the Company under the terms of this Agreement, Executive shall be entitled to receive Awards of Options (as such terms are defined in the Company’s 2023 Equity Incentive Plan) under the Company’s 2023 Equity Incentive Plan and under any future continuation, replacement, or equivalent plan, in an amount equal to the sum of the dollar value of Awards (as such term is defined in the Company’s 2023 Equity Incentive Plan) granted to other executives of the Company, as follows: (i) 40% of the value of the highest grant of Awards, (ii) 35% of the value of the second-highest grant of Awards, and (iii) 25% of the value of the third-highest grant of Awards. For the avoidance of doubt and as an example only, if the highest value of Awards granted to the Company’s executives are $1,000,000, $900,000, and $800,000, respectively, the Executive shall be granted Options with a value, based on the strike price, equal to $915,000 (($1,000,000 * 0.4) + ($900,000 * 0.35) + ($800,000 * 0.25)).
4.Benefits.
4.1Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time, which benefits will include without limitation health care coverage, vision and dental, and life insurance.
4.2Reimbursement of Business Expenses. During the Term, the Executive shall be authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be eligible for reimbursement of all such reasonable business expenses, subject to the Company’s expense reimbursement policies as in effect from time to time.
4.3Vacation and Other Leave. During the Term, the Executive’s annual rate of vacation accrual shall be five (5) weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Company.
4.4D&O and Other Insurance. During the Term of this Agreement, the Company shall maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, and an employment practices liability insurance policy, in each case with coverage, scope, exclusions, amounts, and deductibles comparable to those of similar sized and similarly placed public companies. In the case of a directors’ and officers’ liability insurance policy, such policy shall be secondary to and will not diminish or detract from the primary obligation of the Company and/or its subsidiaries to indemnify the Executive under applicable Delaware law, under the Company’s articles of incorporation and/or bylaws, and under any applicable contract of indemnification.
5.Termination of Employment.
5.1Generally. The Executive’s employment by the Company, and the Term may be terminated at any time (i) by the Company with or without Cause, (ii) by the Company in the event that the Executive has incurred a Disability, (iii) by the Executive with Good Reason, (iv) by the Executive without Good Reason, (v) by mutual agreement of the parties, or (vi) due to the Executive’s death.
5.2Notice of Termination.
(a)    Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for Good Reason or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Executive his Base Salary for such thirty (30) day period in lieu of such thirty (30) days’ notice) or (ii) immediately following the conclusion of the procedures set forth in Section 5.2(b) in the event of a termination by the Company with Cause or resignation by the Executive without Good Reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.
(b)    Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until: (A) the Board shall have provided the Executive with a notice of termination as set forth in Section 5.2(a), specifying in detail the basis for the termination of employment for Cause and the provision(s) under this Agreement on which such termination is based, and (B) in the case of subsections (3) and (4) of Section 6.11(a)(i), the Executive shall have had the opportunity to cure such breach within the time period specified, and (C) in all cases where Cause is alleged, the Executive shall have had a reasonable opportunity to prepare and present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board, including a majority of independent directors (not including the vote of the Executive). Nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.
(c)    The date on which the Executive’s employment hereunder terminates is herein referred to as the “Termination Date”.
6.Payments and Benefits Upon Termination of Employment.
6.1Termination Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause (other than because of death or Disability) or the Executive terminating his employment for Good Reason, the Company will pay or deliver to the Executive the following amounts and grant the Executive the following rights and benefits.
(a)    The Company will pay the Executive any earned and unpaid Base Salary up to and including the Termination Date, and any unpaid expense reimbursements pursuant to this Agreement that are due and owing to the Executive (collectively, the “Accrued Obligations”).
(b)    The Company will pay or provide the Executive, to the extent not already paid or provided, any and all vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Termination Date under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates, including without limitation under any tax qualified pension or savings or 401(k) plans of the Company (the “Other Benefits”).
(c)    The Company will pay the Executive the 2024 Annual Bonus that the Executive earned for 2024 to the extent that such 2024 Annual Bonus had not yet been paid before the Termination Date (the “2024 Arrear Bonus”).
(d)    The Company will pay the Executive an amount equal to $5,000,000.00 (the “Severance Benefit”).
(e)    Any fully vested Equity Awards previously granted to the Executive (“Vested Equity Awards”), if not then already delivered or paid, shall be delivered or paid to the Executive. Any Equity Awards held by the Executive as of the Termination Date not then based on performance will be and become 100% vested and delivered or paid to the Executive on the Termination Date (“Accelerated Equity Awards”). With respect to any Equity Awards held by the Executive as of the Termination Date the amount of which is based on the attainment of specified levels of performance, the amount of such Equity Awards to be vested and delivered to the Executive shall be equal to the greater of: (1) the amount payable upon attainment of the target level for performance without proration of any kind; or (2) if actual performance has exceeded the target level as of the Termination Date, the actual performance achieved based on a proration of the original performance goals from the period from the beginning of the measurement period through the Termination Date, pro rated against the full measurement period that would otherwise have extended beyond the Termination Date.
(f)    The Company will extend the COBRA coverage benefits required by law and under Section 6.5(a).
(g)    If the Termination Date occurs within twelve (12) months preceding a Change in Control or an executed agreement that would result in a Change in Control, or within twenty-four (24) months following a Change in Control, the Company shall, in lieu of the payment provided for in Section 6.1(d), pay the Executive an amount equal to $6,000,000.00. For clarity, the Executive will also receive the vesting of the Equity Awards provided for in Section 6.1(e).
(h)    Upon a termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6.1, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. The Company shall have no additional obligations under this Agreement except as provided in this Section 6.1.
(i)    As a condition precedent to any Company obligation to pay the Executive the 2024 Arrear Bonus, the Severance Benefit, and any Equity Awards under Section 6.1(e) other than Vested Equity Awards, the Executive shall execute and deliver the Release required by Section 6.10 within the Release Period and thereafter not revoke the Release within the applicable revocation period.
(j)    Unless otherwise specified or required in Section 6.8(c), the Company shall pay and/or deliver (i) the Accrued Obligations and the Other Benefits with the Company’s first payroll cycle following the Termination Date, or, in the case of the Other Benefits, otherwise in accordance with applicable plan documents, (ii) the 2024 Arrear Bonus and the Severance Benefit to the Executive in a single lump cash sum payment with the Company’s first payroll cycle following the expiration of the full 60-day Release Period or the conclusion of the applicable revocation period, whichever date is later, (iii) the Vested Equity Awards on the Termination Date, and (iv) all Accelerated Equity Awards with the Company’s first payroll cycle following the expiration of the full 60-day Release Period. All payments will be less applicable federal, state, and local tax and other withholdings.
(k)    The Executive agrees that the payments and benefits contemplated by this Section 6.1 shall constitute the exclusive and sole remedy for any termination of his employment during the term of this Agreement by the Company other than for Cause or by the Executive for Good Reason, and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.
6.2Termination for Cause or by Executive other than For Good Reason.
(a)    If the Executive’s employment is terminated during the Employment Period by the Company for Cause or by the Executive other than for Good Reason and other than in consequence of death or Disability, then the Company shall:
(i)    pay the Executive the Accrued Benefits and the Other Benefits;
(ii)    pay or deliver any benefits or compensation provided under the Vested Equity Awards in accordance with the provisions of such Equity Awards;
(iii)    extend the COBRA coverage benefits required by law and under Section 6.5.
(b)    Unless otherwise specified or required in Section 6.8(c), the Company shall pay and/or deliver such payments with the Company’s first payroll cycle following the Termination Date (or such earlier date as may be required by law), or, in the case of the Other Benefits, otherwise in accordance with applicable plan documents. All payments will be less applicable federal, state, and local tax and other withholdings.
(c)    Except as provided in this Section 6.2, the Company shall have no additional obligations under this Agreement for any termination of the Executive’s employment during the term of this Agreement by the Company for Cause or by the Executive other than for Good Reason or for death or Disability.
6.3Termination for Death or Disability.
(a)    If the Executive’s employment is terminated in consequence of the death or Disability of the Executive, then the Company shall:

(i)    pay the Executive or his estate the Accrued Benefits, the 2024 Arrear Bonus and the Other Benefits;
(ii)    pay or deliver any benefits or compensation provided under the Vested Equity Awards in accordance with the provisions of such Equity Awards;
(iii)    pay Accelerated Equity Awards as described in Section 6.1(e);
(iv)    pay twelve (12) months of the Executive’s Base Salary at the rate in effect on September 30, 2024; and
(v)    extend the COBRA coverage benefits required by law and under Section 6.5.
(b)    Unless otherwise specified or required in Section 6.8(c), the Company shall pay and/or deliver such payments with the Company’s first payroll cycle following the Termination Date (or such earlier date as may be required by law), or, in the case of the Other Benefits, otherwise in accordance with applicable plan documents. All payments will be less applicable federal, state, and local tax and other withholdings.
(c)    Except as provided in this Section 6.3, the Company shall have no additional obligations under this Agreement for any termination of the Executive’s employment during the term of this Agreement in consequence of death or Disability.
6.4Termination upon Non-Renewal.
(a)    If the Executive’s employment is terminated in consequence of a Non-Renewal at the instance of the Executive, then the Executive shall be paid the amounts and benefits set forth in Section 6.2 as though such termination had been by the Executive other than for Good Reason and other than in consequence of death or Disability, and the following provisions of this Section 6.4 will not apply.
(b)    If the Executive’s employment is terminated in consequence of a Non-Renewal at the instance of the Company, then the Company shall:
(i)pay the Executive the Accrued Benefits, the 2024 Arrear Bonus, and the Other Benefits;
(ii)pay twenty-four (24) months of the Executive’s Base Salary at the rate in effect on September 30, 2024 (the “Non-Renewal Severance Benefit”);
(iii)pay or deliver any benefits or compensation provided under the Vested Equity Awards in accordance with the provisions of such Equity Awards; and
(iv)extend the COBRA coverage benefits required by law and under Section 6.5.
(c)    As a condition precedent to any Company obligation to pay the Executive the 2024 Arrear Bonus and the Non-Renewal Severance Benefit, the Executive shall execute and deliver the Release required by Section 6.10 within the Release Period and thereafter not revoke the Release within the applicable revocation period.
(d)    Unless otherwise specified or required in Section 6.8(c), the Company shall pay and/or deliver such payments (i) of the Accrued Benefits and the Other Benefits with the Company’s first payroll cycle following the Termination Date (or such earlier date as may be required by law), or, in the case of the Other Benefits, otherwise in accordance with applicable plan documents, and (ii) of the 2024 Arrear Bonus and the Non-Renewal Severance Benefit in a single lump cash sum payment with the Company’s first payroll cycle following the expiration of the full 60-day Release Period or the conclusion of the applicable revocation period, which date is later. All payments will be less applicable federal, state, and local tax and other withholdings.
(e)    If the Termination Date upon a Non-Renewal at the instance of the Company occurs within six (6) months preceding or within twenty-four (24) months following a Change in Control, then such Non-Renewal will for all purposes hereunder be treated as a Termination by the Company without Cause under Section 6.1, and the provisions of Section 6.1 will apply in full in place of the provisions of this Section 6.4.
(d)    Except as provided for in this Section 6.4, the Company shall have no additional obligations under this Agreement for any termination of his employment upon a Non-Renewal.
6.5COBRA Coverage.
(a)    In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, or because of the Executive’s death or Disability, then, if the Executive or his covered dependents timely elects continuation coverage under the Company’s group medical plan for the Executive and his covered dependents pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), in accordance with ordinary plan practices, the Company shall make the following payments with respect to and on account of such continuation coverage.
(b)    The Company will pay, for sixty (60) months, all healthcare coverage premiums incurred by the executive with respect to himself and his covered dependents.
(i)    During the COBRA continuation period, the Company will pay the full healthcare premium incurred with respect to the level of coverage the Executive and his covered dependents are enrolled in the Company’s group medical plan at the Termination Date.
(ii)    Unless direct payment by the Company of such COBRA payments is permitted by applicable law, the Executive and/or covered dependents shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided, and the Company shall reimburse the Executive and/or the covered dependents therefor (the “COBRA Reimbursement Amounts”). To the extent the Executive is precluded from participation in the Company’s medical plan due to Medicare eligibility and/or requirements to enroll in Medicare, the Executive will receive reimbursement from the Company of the full amount of the premiums therefor during the COBRA continuation period.
(iii)    Any COBRA Reimbursement Amounts to be paid by the Company to the Executive and/or the covered dependents under this Section 6.5 shall be made on the tenth (10th) day of each month the Executive pays the amount required by this

Section 6.5 for COBRA continuation coverage, commencing on the first such date immediately following the effective date of the Release under Section 6.1(i) (the “First Reimbursement Date”), and any installment of the COBRA Reimbursement Amount that would have otherwise been paid prior to the First Reimbursement Date shall instead be accumulated and paid on the First Reimbursement Date.
(iv)    Following the conclusion of the COBRA continuation period, and for the remaining balance of such sixty (60) months, the Company will reimburse the full healthcare premiums incurred by the Executive for health care coverage with respect to the Executive and his covered dependents (the “Follow-on Reimbursement Amounts”), including without limitation Medicare premiums if applicable. All such Follow-on Reimbursement Amounts will be paid by the Company to the Executive and/or the covered dependents on the tenth (10th) day of each month during which the Executive or any covered dependent pays such premiums.
(v)    In the event of the death of the Executive, the surviving spouse of the Executive and any other covered dependents of the Executive will be entitled to the continued reimbursement of all such COBRA Reimbursement Amounts and Follow-on Reimbursement Amounts.
6.6Mitigation. In no event shall the Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to the Executive under the provisions of this Section 6.
6.7Excise Tax Limitation.
(a)    Payment Limitation. Notwithstanding anything contained in this Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Agreement or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce the Payments by first reducing or eliminating cash payments, then by reducing performance vesting equity awards, and then by reducing time based vesting equity awards, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as defined in Section 6.7(b) below) is delivered to the Company and the Executive.
(b)    Determination and Dispute. The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting or consulting firm selected by the Company and reasonably acceptable to the Executive (the “Firm”). The Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective Termination Date of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the

Determination (the “Dispute”) in writing setting forth the precise basis of the Dispute. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.
(c)    Excise Tax is Obligation of the Executive. Any Excise Tax with respect to the Executive’s Payments shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.
6.8Compliance with Section 409A.
(a)    This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Code, and to the extent not so exempt, to comply with the requirements of Section 409A of the Code, and shall be construed and administered consistent with, and to give full effect to, such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1 (b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4).
(b)    In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
(c)    If on the Termination Date of employment the Executive is a “specified employee” within the meaning of that term under Section 409A of the Code, then, notwithstanding any other provision herein, with regard to any payment or benefit that is properly treated as nonqualified deferred compensation under Section 409A of the Code (after taking into account all exclusions applicable to such payment or benefit) and is payable on account of such separation from service, such payment or benefit shall not be made or provided prior to the expiration of the earlier of the six-month period measured from the date of such separation from service, or the Executive’s death. All payments and benefits delayed pursuant to the preceding provisions of this Section 6.8 shall be paid to the Executive on the first payroll date following the end of the delay period.
6.9Certain Requirements and Limitations.
(a)    Notwithstanding the foregoing provisions of this Section 6, if the Executive breaches the Executive’s obligations under Section 7 of this Agreement, the Executive shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any remaining unpaid portion of any 2024 Arrear Bonus, Severance Benefit, or Non-Renewal Severance Benefit as of the date of such breach. Any disputes with respect to the application of this Section 6.9 will be subject to Section 10.8 hereof; provided that during the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this Section 6.9.
(b)    Payments made to the Executive pursuant to the provisions of this Section 6.9 shall be in lieu of any severance benefits otherwise due to the Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.
6.10Release. As a condition to certain payments set forth in Sections 6.1(i) and 6.4(c), and as set forth therein, the Executive shall, within sixty (60) days of the Termination Date (the full such 60-day period being the “Release Period”), execute, and not revoke within the applicable revocation period, and provide the Company with, a reasonable, valid, and executed general release substantially in the form presented by the Company at the time of his termination (the “Release”). Such general release shall exclude (i) any right to receive the Accrued Obligations, the Other Benefits and the Vested Equity Awards, and (ii) any claims that cannot be waived under applicable law, but shall include all other federal and state statutory, common law, and other claims based upon actual or alleged defamation, invasion of privacy, personal inconvenience, damage to personal reputation, or intentional or negligent infliction of emotional distress, federal Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Genetic Information Non-Discrimination Act, any other federal or state laws which prohibit employment discrimination and/or employment termination in violation of public policy, breach of contract, breach of good faith and fair dealing and/or wrongful discharge, any claim based upon any federal or state statutory or common law theory of whistle blowing, retaliatory discharge, violation of public policy, breach of contract, tort or any other common law claim, and for costs, fees, or other expenses, including attorneys’ fees based on any such claims.
6.11Certain Defined Terms.
(a)    As used herein:
(i)    “Cause” shall mean that one or more of the following has occurred:
(1)    the Executive has been convicted of or plead guilty with respect to any felony (under the laws of the United States or any relevant state or jurisdiction, in the circumstances, thereof);
(2)    the Executive has engaged in any willful misconduct, gross negligence, in each case, that would reasonably be expected to result in a material injury to the reputation, business or business relationships of the Company or any of its subsidiaries or affiliates;
(3)    the Executive has willfully failed to perform or uphold his duties under this Agreement and/or willfully fails to comply with lawful directives of the Board, which failure does not cease within thirty (30) days after written notice specifying such failure in reasonable detail is given to the Executive by the Company; or

(4)    the Executive has materially breached this Agreement;
(ii)    The foregoing is an exclusive list of the acts or omissions that shall be considered Cause.
(b)    As used herein, “Change in Control” shall mean the occurrence of any of the following events:
(i)    Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent greater than 35% of the combined voting power of the Company’s then outstanding voting securities (unless the Executive has beneficial ownership of at least 35% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:
(1)    by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company; or
(2)    by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company; or
(3)    pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii).
(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of the Company’s assets, or (C) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(1)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 25% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;
(2)    after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (iii) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iv)    The approval by the Company’s stockholders of a liquidation or dissolution of the Company.
(v)    For purposes of clause (1) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (1) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.
Notwithstanding the foregoing, to the extent that this definition of “Change in Control” fails to satisfy the provisions of Code Section 409A or the Treasury Regulations thereunder, the definition shall be conformed to achieve compliance in a manner which preserves as much of the original intent and language of the definition as possible.
(c)    As used herein, the Executive shall be considered to have incurred a “Disability” if one of the following requirements are met:
(i)    The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(ii)    The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
(d)    As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:
(i)    a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;

(ii)    a material reduction in the Executive’s Base Salary or bonus opportunities, excluding any reduction of up to ten percent (10%) that is applied across the senior management group of the Company;
(iii)    the Executive’s required re-location to a worksite location which is more than fifty (50) miles from the Executive’s then current principal worksite without the Executive’s consent (such consent not to be unreasonably withheld), or
(iv)    the Company’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A);
provided however that, in any such case, the Executive provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.
6.12Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for Cause shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
6.13Post-Employment Activities. Beginning on the day following the Termination Date, the Executive (i) shall remove any reference to the Company as the Executive’s current employer from any social media or other web- or cloud-based source the Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that the Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source the Executive either directly or indirectly controls.
7.Protective Covenants.
7.1Acknowledgements by the Executive. The Executive acknowledges and agrees that the Company has developed Trade Secrets and Confidential Information to assist it in its business. The Company employs or will employ the Executive in a position of trust and confidence. The Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. Therefore, in consideration for the Company’s decision to employ or continue to employ the Executive; for the compensation and benefits provided to the Executive by the Company under this Agreement; in consideration of the time, investment and cost the Company has incurred and will continue to incur to train the Executive and enhance his skills, including, without limitation, access to Trade Secrets or Confidential Information, the Executive hereby agrees to the protective covenants in this Agreement. The Executive expressly agrees that the covenants in this Section 7 shall continue in effect through the entire Restricted Period regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. For purposes of this Section 7, the Company shall mean the Company together with its parents, subsidiaries and affiliates. It is further understood that the covenants contained in this Section 7 survive the term of this Agreement and bind the Executive so long as he is employed by the Company and including the two (2) years subsequent to the termination of that employment unless a shorter time period is set forth in this Section 7.
7.2Confidential Information.
(a)    The Executive agrees to execute and comply with the Company’s Employee Non-Disclosure Agreement in substantially the form attached hereto as Exhibit A (the “Non-Disclosure Agreement) and at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information (as each term is defined in the Non-Disclosure Agreement) or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Company’s Board, or (ii) as required by law.
(b)    The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
7.3No Competing Employment.
(a)    The Executive acknowledges that the nature of the Company’s business and the Executive’s position with the Company is such that if the Executive were to become employed by, or become substantially involved in, the business of a competitor of the Company during the Term or during the twelve (12) months following the termination of the Executive’s employment with the Company, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and Confidential Information.
(b)    Thus, to avoid the inevitable disclosure of the Company’s Trade Secrets and Confidential Information, and to protect such Trade Secrets and Confidential Information, during the Executive’s employment with the Company and for a period of twelve (12) months after the date the Executive’s employment with the Company terminates for any reason (the “Restricted Period”), the Executive shall not directly, or by assisting others, engage in the business of (i) designing and construction of single-family residences, (ii) mortgage lending to purchasers of single-family residences, and (iii) the sale of insurance products to purchasers or owners of single-family residences (collectively, the “Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company, anywhere within any and all counties in any state in which the Company has engaged in any single family residential building project for which the Company has invested resources, performed due diligence, planned land development and/or initiated real estate acquisitions or construction in the past twenty four (24) months or in which it is currently engaging in, or which it is actively planning to engage in, any of the foregoing activities.

(c)    Notwithstanding the foregoing, (i) the Executive may purchase and hold only for investment purposes less than two percent (2%) of the shares of any Company in competition with the Company whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and (ii) the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.
7.4Non-Solicitation of Employees. During the Restricted Period, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section 7.4 if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board). Notwithstanding the foregoing, the Executive will be under no restriction with respect to, and will be free to solicit for employment and hire, and to cause to leave their engagement or employment with the Company, any officer, representative, agent, director, employee or independent contractor of the Company who is directly or indirectly related to or a family member of the Executive including without limitation by marriage.
7.5Non-Disparagement. The Executive agrees that at no time during his employment with the Company or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of its respective directors, officers, representatives, agents or employees. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the executive management team not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive. Neither this provision nor Section 7.7 is intended and neither provision shall operate to preclude Executive from reporting potential violations of law to governmental regulators or agencies (including, without limitation, the Securities and Exchange Commission) or providing information regarding same, or to limit the information that Executive shares with such entities.
7.6Returning Company Documents. The Executive agrees that at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by the Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. The Executive is not required to return any personal items;

documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements of which he is a party.
7.7Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during his employment with the Company and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
7.8Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 7 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches any term of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.
8.Defense of Claims. The Executive agrees that, during the term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s current or prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive’s providing such assistance or cooperation to the Company, in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by the Executive in connection with his obligations under this Section 8.
9.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
10.Miscellaneous.
10.1Assignment; Binding Effect.

(a)    By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)    By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.
(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.
10.2Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
10.3Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
10.4Governing Law. This Agreement, including any claims or controversy arising out of or relating to this Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of South Carolina without giving effect to any choice or conflict of law provisions or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.
10.5Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement.
10.6Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.
10.7Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
10.8Jurisdiction, Venue, and Jury Trial Waiver. Each party irrevocably submits to (i) the exclusive jurisdiction of the South Carolina state courts and any federal court sitting in Columbia, South Carolina for purposes of any suit, action or other proceeding arising out of this Agreement that is brought by or against the other party, and (ii) the exclusive venue of such suit, action or proceeding in Columbia, South Carolina. EACH OF THE COMPANY

AND THE EXECUTIVE IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
10.9Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:
(a)    if to the Company:
United Homes Group, Inc.
Attn.: Chief Executive Officer
917 Chapin Road
Chapin, South Carolina 29036
jpirrello@unitedhomesgroup.com

(b)    with a copy to:
United Homes Group, Inc.
Attn.: General Counsel
917 Chapin Road
Chapin, South Carolina 29036
erinreevesmcginnis@unitedhomesgroup.com

(c)    if to the Executive, to the address most recently on file in the payroll records of the Company.
10.10Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
10.11Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
10.12Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. Upon receipt of an itemized invoice detailing expenses of legal counsel engaged by the Executive, the Company agrees to pay, on behalf of the Executive, fifty percent (50%) of the legal expenses actually incurred by the Executive solely in connection with the negotiation of and entry into this Agreement, up to a maximum of twelve thousand five hundred dollars ($12,500.00).

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.
“COMPANY”
UNITED HOMES GROUP, INC.

By: /s/ Tom O’ Grady
Name: Tom O’ Grady
Title: Chief Administrative Officer

“EXECUTIVE”
Michael Nieri

_/s/ Michael Nieri
Signature

Exhibit A
Employee Non-Disclosure Agreement
(attached)

EMPLOYEE NON-DISCLOSURE AGREEMENT

    THIS EMPLOYEE NON-DISCLOSURE AGREEMENT (this “Agreement”) is made on the Effective Date (as hereinafter defined) by ______________ (“Employee”) in favor of United Homes Group, Inc., a Delaware corporation, on behalf of itself and its subsidiaries (“Employer”). The “Effective Date” is the date this Agreement is signed by Employer.

    In exchange for, and in consideration of, the sum of $1.00 from Employer to Employee, the receipt and sufficiency of which are hereby acknowledged, Employee covenants and agrees as follows:

    1.    Non-Disclosure. Employee covenants and agrees to hold in strict confidence and not to disclose or make accessible to anyone any of Employer’s Trade Secrets or Confidential Information (as those terms are hereinafter defined) to which Employee has or is given (or has had or been given) access as a result of or in connection with Employee’s employment by Employer. Employee acknowledges that Employer’s Trade Secrets have been acquired and maintained by Employer at great effort and expense, constitute valuable assets of Employer, and are maintained in secrecy by Employer. The foregoing undertakings and covenants will apply during Employee’s employment with Employer and for a period of 2 years thereafter, provided, however, that with respect to any Trade Secrets such undertakings and covenants will continue to apply thereafter for so long as they remain Trade Secrets under applicable law.

    For purposes of this Agreement, the term “Trade Secrets” means the trade secrets, confidential and proprietary business information, and confidential and proprietary customer information of Employer as defined by the South Carolina Trade Secrets Act, S.C. Code § 39-8-10 et seq. Employer’s Trade Secrets include, but are not limited to, the following: (a) the processes related to developing, designing, manufacturing, marketing, selling, distributing, and/or maintaining Employer’s business and products to and for customers; (b) availability requirements, costs, and price information regarding Employer’s business; (c) sources of new customers and Employer’s marketing plans, strategy and development tools related thereto; and (d) all suppliers, sources, availability, costs, and prices relating to Employer’s business. Employer’s Trade Secrets do not include information that is now or subsequently becomes part of the public domain through no fault of employee and information that subsequently comes into Employee’s possession from an independent third source not under an obligation of secrecy to Employee, which fact Employee can readily document.

    For purposes of this Agreement, the term “Confidential Information” means all other confidential information of Employer (which may not constitute Trade Secrets as statutorily or contractually defined), including but not limited to financial information, forecasts, expirations, personally identifiable information of customers and/or employees (e.g., drivers licenses, social security cards, addresses, phone numbers and/or credit cards), marketing and advertising strategies, plans, records, business secrets, operation techniques, manufacturing or business methods, patterns, designs, employee wage and other information and other data of Employer or its affiliates submitted to Employee or compiled, received, or otherwise discovered by Employee, from time to time and in the course of Employee’s employment with Employer, or used in Employer’s or its affiliates’ business(es). This non-disclosure applies to such information which is not generally known to, and is not readily ascertainable by proper means by, the public or any other person who can obtain economic value from their disclosure and use, and that are subject to efforts by Employer that are reasonable under the circumstances to maintain the secrecy thereof for any purpose whatsoever. Confidential Information specifically includes information and property which is confidential but which may be found not to rise to the level of a “trade secret.” It specifically may include, but is not limited to, customer lists, employee lists, price lists and wage lists.

The U.S. Defend Trade Secrets At (“DTSA”) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that --(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Employee shall have the right to disclose in confidence trade secrets to U.S., State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosure of trade secrets that are expressly allowed by the DTSA.

    2.    Ownership. Employee acknowledges and agrees that the Trade Secrets and the Confidential Information shall remain the exclusive property of Employer. Nothing herein shall be deemed to grant or otherwise convey a license, whether directly or by implication, estoppel or otherwise, to any Trade Secrets or Confidential Information disclosed pursuant to this Agreement.

3.    Remedies. Employee understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Employee and that Employer shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Employee of this Agreement but shall be in addition to all other remedies available at law or in equity to Employer.

4.    Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. It is understood and agreed that no failure or delay by SCDA in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. This Agreement contains the entire agreement of the Parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter.
                                Accepted: United Homes Group, Inc.

Employee Name:                                Tom O’Grady, Chief Administrative Officer
Date:                                    Date:
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